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                                                                      Exhibit 21
                   SUBSIDIARIES OF MIDAMERICAN ENERGY COMPANY
                             AS OF DECEMBER 31, 1995

                                                              Jurisdiction
Subsidiary                                                  of Incorporation
----------                                                  ----------------

InterCoast Energy Company                                        Delaware

Midwest Capital Group, Inc.                                      Iowa

InterCoast Capital Company                                       Delaware

Medallion Production Company                                     Delaware


As of the end of the year covered by this report, MidAmerican Energy Company's other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.